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                                                  HILLS STORES COMPANY


William K. Friend
Vice President
Secretary & Corporate Counsel


March 19, 1997


Mr. Thomas Schmidt
Gale Island, LLC
c/o Global Capital Management, Inc.
601 Carlson Parkway, Suite 200
Minnetonka, MN  55305

Dear Tom:

     Hills Stores Company ("Hills"), has agreed to furnish to you certain nonpublic, confidential or proprietary information pertaining to our company. Specifically, the Hills Series A Preferred Shareholder List. Hills is a public corporation with common and preferred stock and other securities traded on the New York Stock Exchange and is concerned about the public dissemination of the information provided to you. Therefore, as a condition to your receipt of this information, you must agree to retain, handle, secure and otherwise treat such information, together with any analyses, compilations, studies or other documents or records prepared by you or any of your directors, officers, employees, advisors or representatives (collectively "representatives") to the extent that such analyses, compilations, studies, documents or records contain, reflect or are generated from such information (collectively, the "Material") on a confidential basis.

     You hereby further agree that the Material will be used solely by your firm for the purpose represented to Hills in your letter of March 11, 1997.
Provided, however, that the Material may be disclosed to your representatives who need to know the information contained therein for the purpose described above, provided such representatives are informed by you of the confidential nature of such information and you cause such representatives to treat such information confidentially.

     In the event that you or any of your representatives are requested or required (by oral question or written request for information or documents in legal proceedings, interrogatories, subpoena, civil investigative demand or similar process or otherwise by law) to disclose any portion of the Material, it is agreed that you will provide Hills with a prompt notice of any such request or requirement so that Hills may seek an appropriate protective order and/or waive you compliance with the provisions of this Agreement. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder, you or any of your representatives are nonetheless, in the opinion of your counsel, compelled to disclose the Material to any court, governmental agency or authority or other tribunal, provided you deliver to Hills, a copy of the written opinion of your counsel prior to your disclosure of the Material.

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     It is understood and agreed that money damages will not be a sufficient remedy for any breach of this Agreement and that Hills shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. No failure or delay by Hills in exercising any right or remedy hereunder shall operate as a waiver thereof, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. It is further understood that if, in Hills' reasonable determination, there has been a breach of this agreement by your firm, you will promptly, upon the request of Hills, deliver to Hills all documents furnished by Hills or its representatives to you or your representatives without retaining any copy thereof. In the event of such request, all other documents constituting Material will be destroyed or if not possible, held by you subject to this Agreement. Notwithstanding the return or destruction of any Material, you will continue to be bound by your obligations of confidentiality and other obligations hereunder.

     Although Hills and its representatives will endeavor to provide you with a complete listing of the Series A Preferred shareholders, you understand that neither Hills nor its representatives makes any representation or warranty as to the accuracy or completeness of the listing.

     Please confirm your agreement to the foregoing by signing in the place provided below.

                                   Very truly yours,

                                   HILLS STORES COMPANY

                                   By:  /s/ William K. Friend
                                      -------------------------------------
                                      William K. Friend
                                      Vice President-Secretary
                                      and Corporate Counsel


GALE ISLAND, LLC
By:  Global Capital Management, Inc., its Manager
AGREED:

By: /s/ Michael J. Frey
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Michael J. Frey
Vice President

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Print Name & Title

Date:   3/20/97
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